UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 9, 2021

KALEYRA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38320	82-3027430
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Via Marco D’Aviano, 2, Milano MI, Italy	20131
(Address of Principal Executive Offices)	(Zip Code)

+39 02 288 5841

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	KLR	NYSE American LLC
Warrants, at an exercise price of $11.50 per share of Common Stock	KLR WS	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Amendments to Loan Agreements with UniCredit S.p.A.

As previously disclosed on the Current Report on Form 8-K (“Current Report”) filed by Kaleyra, Inc., a Delaware corporation (f/k/a GigCapital, Inc., hereinafter the “Company”), with the Securities and Exchange Commission (“SEC”) on December 2, 2019, the Company’s wholly-owned subsidiary, Kaleyra S.p.A. (f/k/a Ubiquity S.r.l.) entered into the following loan agreements with UniCredit S.p.A. (“UniCredit”):

•

on August 2, 2019, into a medium-term financing agreement (the “Medium-Term Financing Agreement”) denominated in Euro for a total amount of €2.5 million ($2.8 million at the December 31, 2019 exchange rate) to be repaid in quarterly installments starting from February 2020 (the “Medium-Term Financing Agreement”); and

•

on July 27, 2017, into a long-term financing agreement (the “Long-Term Financing Agreement” and together with the Medium-Term Financing Agreement, the “Financing Agreements”) denominated in Euro for a total of €8.2 million ($9.6 million at the December 31, 2019 exchange rate ), divided into two facilities as follows: (a) a credit facility for a maximum of €4.9 million ($5.7 million at the December 31, 2018 exchange rate) to be repaid in 16 quarterly installments (“Line A”). The principal of €4.7 million ($5.5 million at the December 31, 2018 exchange rate) was drawn on July 27, 2017 (“Tranche 1”) and on November 15, 2017 an additional €200,000 ($236,000 at the December 31, 2018 exchange rate) in principal was drawn (“Tranche 2”), and (b) a credit facility for a maximum amount of €3.3 million ($3.9 million at the December 31, 2018 exchange rate) to be repaid in quarterly installments (“Line B”). This principal amount was drawn in full on May 31, 2018.

The Medium-Term Financing Agreement was previously filed as Exhibit 10.23, and as modified, Exhibit 10.24, to the Company’s Current Report on Form 8-K on December 2, 2019, and the Long-Term Financing Agreement was previously filed as Exhibit 10.33 to such Current Report on Form 8-K, and each are incorporated by reference hereto.

On March 9, 2021 and March 10, 2021, respectively, Kaleyra S.p.A. received the approval by UniCredit to postpone repayment of the principal amounts due under the Financing Agreements for a period of six (6) months starting from March 1, 2021 until August 8, 2021, and with respect to Line (A) of the Long-Term Financing Agreement starting from February 1, 2021 until July 31, 2021. Consequently, the repayment schedule under the Financing Agreements has been extended for the period equal to that of the six (6) month suspension period.

The foregoing description is only a summary of the approval letters and is qualified in its entirety by reference to the full text of the approval letters which are filed as Exhibit 10.1 to Exhibit 10.4 hereto, and are incorporated by reference. The approval letters are included as an exhibit to this Current Report in order to provide investors and security holders with material information regarding their terms. The approval letters are not intended to provide any factual information about the Company or UniCredit.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed on the Current Report filed by the Company with the SEC on July 17, 2020, the Company’s Board of Directors approved a corporate bonus program that will be utilized to calculate cash and equity bonuses that may become payable to the Company’s employees with respect to the second half of fiscal year 2020 (the “Second Half of 2020 Employee MBO Plan”). The Second Half of 2020 Employee MBO Plan applies to all employees of the Company and its subsidiaries, including its two named executive officers — its Chief Executive Officer, Dario Calogero, and its Chief Financial Officer, Giacomo Dall’Aglio.

On March 10, 2020, the Compensation Committee of the Board of Directors, as the administrator of the Second Half of 2020 Employee MBO Plan, determined the extent to which financial performance targets of the Company had been achieved, and the resulting bonus amounts which the Company would pay out to employees under the Second Half of 2020 Employee MBO Plan, as well as the form of the payment as provided for in the Second Half of 2020 Employee MBO Plan. As a result of such determinations, the Compensation Committee recommended to the Board of Directors, and the Board of Directors approved: (a) the payment of a cash bonus to be paid on March 15, 2021 to Mr. Dall’Aglio in the amount of $16,097, and (b) the award of restricted stock units (“RSUs”) to be issued pursuant to the Company’s 2019 Equity Incentive Plan in the amounts of 10,902 and 1,192 to Messrs. Calogero and

Dall’Aglio, respectively. The RSUs will vest on May 1, 2021, and the Company will withhold shares of common stock subject to the RSUs at the time of vesting for the purposes of satisfying any tax withholding obligations which arise in connection with the vesting of such RSUs unless, at the discretion of the recipient of the RSU, such individual chooses to remit cash to the Company for its tax withholding obligation.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The exhibits required by this item are set forth on the Exhibit Index attached hereto.

Exhibit Number

10.1	Approval Letter of UniCredit S.p.A., dated as of March 9, 2021.

10.2	Approval Letter of UniCredit S.p.A., dated as of March 10, 2021.

10.3	Approval Letter of UniCredit S.p.A., dated as of March 10, 2021.

10.4	Approval Letter of UniCredit S.p.A., dated as of March 10, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 12, 2021

By:	/s/ Dario Calogero
Name:	Dario Calogero
Title:	Chief Executive Officer and President